EXHIBIT 99.1
LGI Homes, Inc. Reports Record Setting Second Quarter and YTD 2016 Results and Increases EPS Guidance
THE WOODLANDS, Texas, August 9, 2016 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the second quarter 2016 and the six months ended June 30, 2016.
Second Quarter 2016 Highlights and Comparisons to Second Quarter 2015

•	Net Income of $20.7 million, or $1.01 Basic EPS and $0.96 Diluted EPS

•	Net Income Before Income Taxes increased 47.8% to $31.4 million

•	Home Closings increased 32.2% to 1,128 homes

•	Home Sales Revenues increased 40.2% to $222.7 million

•	Average Home Sales Price increased 6.0% to $197,450

•	Gross Margin as a Percentage of Home Sales Revenues was 26.5% as compared to 26.8%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.8% as compared to 28.2%

•	Active Selling Communities at quarter-end increased to 56 from 45

•	Total Owned and Controlled Lots increased to 28,040 lots
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin to Gross Margin.
Six Months Ended June 30, 2016 Highlights and Comparisons to Six Months Ended June 30, 2015

•	Net Income of $32.4 million, or $1.58 Basic EPS and $1.54 Diluted EPS

•	Net Income Before Income Taxes increased 49.4% to $49.2 million

•	Home Closings increased 29.4% to 1,972 homes

•	Home Sales Revenues increased 37.8% to $385.2 million

•	Average Home Sales Price increased 6.5% to $195,328

•	Gross Margin as a Percentage of Home Sales Revenues was 26.1% as compared to 26.5%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 27.3% as compared to 28.1%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin to Gross Margin.
Management Comments
“We are proud to announce an outstanding second quarter at LGI Homes highlighting record-setting closings, revenues, average sales price, net income and EPS,” stated Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “Based on these solid results and our achievements during the first half of the year, we believe we are well positioned to finish the year strong and are updating our guidance. For the full year 2016, we now anticipate closings to be between 4,000 and 4,300 homes and are increasing the range of our average sales price guidance. In addition, we are raising our full year EPS guidance to $3.20 to $3.70 per basic share based on our expectation to produce gross margin between 25.2% and 27.2%, adjusted gross margin between 26.5% to 28.5% and continued SG&A leverage.”

2016 Second Quarter Results
Home closings during the second quarter of 2016 increased 32.2% to 1,128 from 853 home closings during the second quarter of 2015. Active selling communities increased to 56 at the end of the second quarter of 2016, up from 45 communities at the end of the second quarter of 2015.
Home sales revenues for the second quarter of 2016 were $222.7 million, an increase of $63.9 million, or 40.2% over the second quarter of 2015. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $197,450 for the second quarter of 2016, an increase of $11,253, or 6.0%, over the second quarter of 2015. This increase is largely attributable to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the second quarter of 2016 was 26.5% as compared to 26.8% for the second quarter of 2015. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the second quarter of 2016 was 27.8% as compared to 28.2% for the second quarter of 2015. The decreases year over year reflect a combination of increased construction costs and lot costs partially offset by higher average home sales price. Please see "Non-GAAP Measures" for a reconciliation of adjusted gross margin to gross margin.
Net income of $20.7 million, or $1.01 per basic share and $0.96 per diluted share, for the second quarter of 2016 increased $6.7 million, or 47.8%, from $14.0 million for the second quarter of 2015. This increase is primarily attributable to the 32.2% increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling, general and administrative expenses.
Results for the Six Months Ended June 30, 2016
Home closings for the six months ended June 30, 2016 increased 29.4% to 1,972 from 1,524 during the first six months of 2015.
Home sales revenues for the six months ended June 30, 2016 increased 37.8% to $385.2 million compared to the six months ended June 30, 2015. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $195,328 for the six months ended June 30, 2016, an increase of $11,919, or 6.5%, over the six months ended June 30, 2015. Consistent with our second quarter 2016 results, the increase is primarily due to changes in product mix, price points in new markets, and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the six months ended June 30, 2016 was 26.1% as compared to 26.5% for the six months ended June 30, 2015. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the six months ended June 30, 2016 was 27.3% as compared to 28.1% for six months ended June 30, 2015. This decrease reflects a combination of increased construction costs and lot costs partially offset by higher average home sales price. Please see "Non-GAAP Measures" for a reconciliation of adjusted gross margin to gross margin.
Net income of $32.4 million, or $1.58 per basic share and $1.54 per diluted share, for the six months ended June 30, 2016 increased $10.7 million, or 49.3%, from $21.7 million for the six months ended June 30, 2015. This increase is primarily attributable to the 29.4% increase in homes closed, the increase in average home sales price, and operating leverage realized related to selling, general and administrative expenses, net of increased expenses associated with new communities.
Updated Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following updated guidance for 2016. The Company believes it will have between 62 and 67 active selling communities at the end of 2016, close between 4,000 and 4,300 homes in 2016, and generate basic EPS between $3.20 and $3.70 per basic share during 2016. In addition, the Company believes 2016 gross margin as a percentage of home sales revenues will be in the range of 25.2% and 27.2%, 2016 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be in the range of 26.5% and 28.5%, and that the average home sales price in 2016 will be between $195,000 and $205,000. This outlook assumes that general economic conditions for the remainder of the year, including interest rates and mortgage availability in the second half of 2016, are similar to those in the first half of 2016, and that home sales price, construction costs, availability of land, land development costs and overall absorption rates for the second half of 2016 are consistent with the first half of 2016.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, August 9, 2016. The call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company's website at www.LGIHomes.com. The call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company's website for approximately 12 months. A replay of the call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “53195264”. This replay will be available until August 16, 2016.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington and Tennessee. The Company has a notable legacy of more than 13 years of homebuilding operations, over which time it has closed over 14,000 homes. For more information about the Company and its new home developments please visit the Company's website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about the Company's beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intent,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company's actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2016	2015
ASSETS	(Unaudited)
Cash and cash equivalents	$49,666	$37,568
Accounts receivable	15,073	17,325
Real estate inventory	609,925	531,228
Pre-acquisition costs and deposits	12,718	7,001
Property and equipment, net	1,950	2,108
Other assets	6,005	11,238
Goodwill and intangible assets, net	12,111	12,234
Total assets	$707,448	$618,702

LIABILITIES AND EQUITY
Accounts payable	$21,993	$24,020
Accrued expenses and other liabilities	47,956	40,006
Deferred tax liabilities, net	2,393	2,726
Notes payable	334,174	304,561
Total liabilities	406,516	371,313

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 22,023,248 shares issued and 21,023,248 shares outstanding as of June 30, 2016 and 21,270,389 shares issued and 20,270,389 shares outstanding as of December 31, 2015	220	213
Additional paid-in capital	196,752	175,575
Retained earnings	120,510	88,151
Treasury stock, at cost, 1,000,000 shares	(16,550)	(16,550)
Total equity	300,932	247,389
Total liabilities and equity	$707,448	$618,702

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Home sales revenues	$222,723	$158,826	$385,186	$279,516

Cost of sales	163,628	116,253	284,722	205,481
Selling expenses	17,867	13,393	31,958	24,975
General and administrative	10,488	7,943	20,440	16,148
Operating income	30,740	21,237	48,066	32,912
Other income, net	(668)	(9)	(1,171)	(55)
Net income before income taxes	31,408	21,246	49,237	32,967
Income tax provision	10,749	7,269	16,878	11,288
Net income	$20,659	$13,977	$32,359	$21,679
Earnings per share:
Basic	$1.01	$0.70	$1.58	$1.09
Diluted	$0.96	$0.66	$1.54	$0.97

Weighted average shares outstanding:
Basic	20,544,809	19,908,482	20,416,566	19,880,569
Diluted	21,487,013	21,246,875	21,017,188	22,536,841

Non-GAAP Measures
In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to “Adjusted Gross Margin.”
Adjusted Gross Margin
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact the Company’s results, the utility of adjusted gross margin information as a measure of the Company’s operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Home sales revenues	$222,723	$158,826	$385,186	$279,516
Cost of sales	163,628	116,253	284,722	205,481
Gross margin	59,095	42,573	100,464	74,035
Capitalized interest charged to cost of sales	2,669	1,490	4,451	2,552
Purchase accounting adjustments (a)	211	760	381	1,821
Adjusted gross margin	61,975	44,823	$105,296	$78,408
Gross margin % (b)	26.5%	26.8%	26.1%	26.5%
Adjusted gross margin % (b)	27.8%	28.2%	27.3%	28.1%

(a)
Adjustments result from the application of purchase accounting related to prior acquisitions and represent the amount of the fair value step-up adjustments for real estate inventory included in cost of sales.

(b)	Calculated as a percentage of home sales revenues.

Home Sales Revenues and Home Closings by Division
(Dollars in thousands)

	Three Months Ended June 30,
	2016		2015
	Revenues	Closings	Revenues	Closings
Texas	$115,121	585	$91,712	488
Southwest	42,960	192	28,767	143
Southeast	31,147	181	19,644	121
Florida	30,446	159	18,703	101
Northwest	3,049	11	—	—
Total home sales	$222,723	1,128	$158,826	853

	Six Months Ended June 30,
	2016		2015
	Revenues	Closings	Revenues	Closings
Texas	$195,564	995	$162,485	870
Southwest	76,883	358	43,673	222
Southeast	59,061	341	42,143	264
Florida	50,629	267	31,215	168
Northwest	3,049	11	—	—
Total home sales	$385,186	1,972	$279,516	1,524

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes